Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “1st Amendment”) is made and entered into by and between QS Energy, Inc. (“Employer”) and Jason Lane (“Employee”) (collectively, the “Parties”), effective as of April 1, 2017 (the “1st Amendment Effective Date”), with reference to the following:

RECITALS

A.	Effective as of April 1, 2017, the Employer and Employee entered into an Employment Agreement (the “Employment Agreement”);

B.	It is the desire of Employer and Employee to amend the Employment Agreement to clarify and more accurately reflect their intentions at the time they entered into the Employment Agreement.

NOW, THEREFORE, the Parties agree to amend, effective as of the 1st Amendment Effective Date, the Employment Agreement, as follows:

I.                 Section 4.3(i) and (ii) (Bonus) of the Employment Agreement is hereby amended and restated, as follows:

(i) For any leases and/or related service agreements for Employer’s AOT Technology executed in the first year of the Term of the Employment Agreement, Employee shall receive eight percent (8%) of cash payments received by Employer under any such leases and/or service agreements, and six percent (6%) of cash payments received by Employer under any leases and/or service agreements executed in the second year of the Term of the Employment Agreement. For purposes of calculating cash payments payable to Employee under this subsection 4.3(i), all cash payments received by Employer shall be deemed to be net of any fees or commissions paid or payable to third-parties on account of any executed lease and/or service agreement. Any cash payments due to Employee hereunder shall be made by Employer to Employee on a quarterly basis for so long as the leases and/or service agreements remain in effect.

(ii) For any sale or other non-lease transaction for Employer’s AOT Technology during the Term of the Employment Agreement, Employee shall receive a one-time payment of ten per cent (10%) of the net profit of the sale or other non-lease transaction. Any payments due Employee under this Section 4.3(ii) shall be made within sixty (60) days of Employer’s receipt of payment. For purposes of this subsection 4.3(ii), net profit shall mean the gross purchase price of the sale or other non-lease transaction, less costs of manufacturing, delivery and installation of the AOT Technology and less any fees or commissions paid or payable to third-parties on account of any such sale or other non-lease transaction.

II.               Section 4.5 (Health Benefits) of the Employment Agreement is hereby amended and restated, as follows:

Employee and his family shall be eligible to receive monthly health benefits. Employee may elect to participate in any group health insurance plan which may be offered by Employer to employees and their families. If Employee elects not to participate in any such group health insurance plan, Employee shall be paid on the last day of each month during the Term of the Employment Agreement, a sum equal to the premium paid by Employee for private health insurance for himself and family.

III.             If there are any inconsistencies between the Employment Agreement and this 1st Amendment, the terms and conditions of this 1st Amendment shall control.

IV.             Except for the changes set forth in this 1st Amendment, all terms and conditions in the Employment Agreement shall remain unchanged and in full force and effect.

Executed effective as of the 1st Amendment Effective Date.

QS Energy, Inc. (“Employer”)

Dated: November 13, 2017	By: /s/ Michael McMullen
Michael McMullen, CFO

Dated: November 13, 2017	/s/ Jason Lane
Jason Lane (“Employee”)